Exhibit (a)(1)

ARI NETWORK SERVICES, INC.

OFFER TO EXCHANGE OUTSTANDING OPTION GRANTS FOR

NEW OPTION GRANTS TO BE ISSUED NO SOONER THAN MAY 20, 2004

October 22, 2003

For More Information Contact:

ARI Network Services, Inc.

Attention:  Mary Pierson

11425 West Lake Park Drive

Suite 900

Milwaukee, Wisconsin 53224

Telephone:  (414) 973-4522

Facsimile:  (414) 973-4619

email:  pierson@arinet.com

SUMMARY TERM SHEET

The offer and withdrawal rights expire at 11:00 p.m., central time, November 19, 2003 unless the offer is extended.

The following explains the material terms of ARI’s offer to exchange:

·	ARI is offering eligible employees and directors the opportunity to exchange outstanding option grants for new option grants. (See Section 1 and Section 5.)

·

The options exchange will consist of two steps.  First, we are making a tender offer for your existing options which are not yet exercised.  The tender offer is this offer to employees and directors to surrender their options to ARI pursuant to the stock option exchange program.  When the tender offer expires, we will cancel all of the options you tender (i.e., surrender) to us.  Second, at least six months and one day after canceling the tendered options, we will issue new options to you.

·

You may decide which options, if any, to exchange in the offer, but each old option grant must be surrendered in full.  You may exchange some of your option grants (such as those with the highest exercise price) and keep others.  (See Section 1.

·

The offer is scheduled to remain open until 11:00 p.m. central time, November 19, 2003, unless we decide to extend the expiration date.  Therefore, to participate in the offer, you must tender your old option grants to us prior to that time.  (See Section 1, Section 3 and Section 15.)

·

We will issue to eligible employees and directors new option grants in exchange for old option grants properly tendered in the offer.  The new options will be issued no sooner than May 20, 2004, or six months and one day after the date on which we cancel such tendered options.  We plan to cancel properly tendered options as soon as practicable following the expiration date.  (See Section 5.)

·

The number of shares underlying the new option grants will be determined as follows:  (1) for eligible options granted to employees who are not directors or officers, we will grant new options equal to the number of eligible options canceled in the offer (i.e., we will grant one new option for every eligible option canceled in the offer); and (2) for eligible options granted to directors and officers, we will grant new options equal to two-thirds (2/3rds) of the number of eligible options canceled in the offer (i.e., we will grant two new options for every three eligible options canceled in the offer).  (See Section 8.)

·

The per share exercise price of the new option grants will be the fair market value of ARI’s common stock on the new option grant date.  For this purpose, we intend to use the average of the closing bid and asked prices of the common stock on the new option grant date.  (See Section 8.)

·

Each of the new option grants will become exercisable or “vested” with respect to 50% of the shares underlying such grants on the new option grant date, and 25% on each of July 31, 2005 and July 31, 2006.  (See Section 8.)

·	Each of the new option grants will have a term of ten years after the new option grant date. (See Section 8.)

·

To receive a new option grant in the offer, participating eligible employees must continue to be employed with us, or be on an extended leave of absence on the new option grant date.  A director must also continue to be in office.  (See Section 5.)

·

All of ARI’s employees hired on or prior to April 21, 2003 who are active employees, including executive officers, or who are on an extended leave of absence, as of the date on which the offer expires are eligible to participate in the offer.  Directors of ARI are also eligible to participate in the offer.  (See Section 1.)

·	You may withdraw from the offer at any time prior to the expiration date. (See Section 4.)

·	The new option grants will be issued under the ARI Network Services, Inc. 2000 Stock Option Plan. (See Section 8.)

·

Shares of ARI’s common stock are traded on The Nasdaq Over-the-Counter Bulletin Board under the symbol “ARIS.OB.”  On October 17, 2003, the closing bid and asked prices of our common stock as reported on The Nasdaq Over-the-Counter Bulletin Board were $0.72 and $0.83 per share, respectively.  (See Section 7.)

·

Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange any of your options.  You must make your own decision whether to participate in the offer and, if you do participate, which options to exchange.

·

You should direct questions about this options exchange program or requests for assistance to Mary Pierson, ARI Network Services, Inc., 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224; telephone: (414) 973-4522; fax: (414) 973-4619; e-mail: pierson@arinet.com.

For important details about the offer, read the rest of this Offer to Exchange, including the sections entitled “Certain Risks of Participating in the Offer.”

The Offer to Exchange has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange.  Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to elect to exchange any of your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it and any other required documents to ARI Network Services, Inc., Attention:  Mary Pierson, 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224 or by facsimile to (414) 973-4619.

We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction.  However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

CERTAIN RISKS

OF PARTICIPATING IN THE OFFER

Participation in this offer involves a number of potential risks, including, but not limited to, those described below.  The following highlights the material risks of participating in this offer, and the risk factors described in Exhibit 99.1 of the ARI’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002 highlight the material risks involved with an investment in our securities and relating to our business.

Eligible employees and directors should carefully consider all of these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.  We strongly urge you to read this entire Offer to Exchange, including the sections discussing U.S. Federal tax consequences, and the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission.

If our stock price increases after the date on which we cancel your tendered old options, the exercise price of your new options may be higher than the exercise prices of your old options, making your old options worth more than the new options that you receive in exchange for them.

For example, if you cancel old options with a $1.15 exercise price, and the fair market value of ARI’s common stock is $1.30 per share on the new option grant date, your new options will have a $1.30 per share exercise price.

As a result, it is possible that by participating in the program, you will wind up in a worse position than if you did not participate.  This possibility is greatest for those of your old options with the lowest exercise prices.

ARI intends to conduct its activities in a manner that ultimately should result in an increase in its stock price.  In April, ARI restructured its convertible debt, and in August, it repurchased the outstanding preferred and common stock held by WITECH Corporation.  These have been positive developments for ARI and its shareholders.  In addition, ARI continues to demonstrate its ability to generate cash and repay debt and expects continued improved operating results in fiscal 2004.  Furthermore, ARI is actively seeking acquisitions that could grow our business, and may announce acquisitions in the near future.  Finally, the offer to exchange will likely result in the reduction of the number of shares of our common stock reserved for issuance under our option plans because any options under the 1991 Plan or the 1993 Plan that are canceled may not be reissued.  These and other factors may cause ARI’s stock price to increase prior to the date that the new options are granted.

Even if you receive new options in the offer, you will have to remain employed with us or remain a director until July 31, 2006 in order to fully exercise them.

All of the new options will become exercisable through July 31, 2006, with 50% of the shares underlying the new options becoming exercisable on the new option grant date, and 25% of the shares underlying the new options becoming exercisable on each of July 31, 2005 and July 31, 2006, provided that you are employed by us or are a director on each such date.  Accordingly, you will not be able to exercise all of the new options issued in the offer unless you remain employed with us or are a director long enough for your new options to become fully exercisable.  Generally, if you cease your service with us prior to the time your new options become exercisable, you may not be able to exercise them and they will have no value.

If your service terminates before the new option grant date, which we expect will be on or after May 20, 2004, you will not receive any new options and your canceled old options will not be returned to you.

Once your tendered old options are canceled in the offer, you will no longer have any rights with respect to those options.  In addition, unless you are actively employed with us or are a director on the new option grant date, you will not receive any new options.  Accordingly, for employees, if your employment with us terminates for any reason, even a reduction-in-force, prior to the new option grant date, you will not have the benefit of or right to either your canceled old options or any new options.  This would apply even if a reduction-in-force were related to any acquisition of ARI.

If we are acquired by another company, your canceled old options might have been worth more than the new options that you receive in exchange for them.

A business combination transaction involving ARI could have a substantial effect on the price of our common stock, including significantly increasing the price of our common stock.  Depending on the structure and terms of any such transaction, if the transaction is announced prior to the new option grant date, eligible employees and directors who participate in the offer might be deprived of the appreciation in the price of our common stock resulting from the transaction.  This could result in a greater financial benefit for those eligible employees or directors who decided not to participate in the offer compared to those who did participate in the offer.

If you participate in the offer, you will be ineligible to receive any additional options until May 20, 2004, at the earliest.

Employees and directors are generally eligible to receive options at any time that the Compensation Committee of the Board of Directors chooses to make them.  However, if you participate in the offer, you will not be eligible to receive any additional options until the new option grant date, which will be May 20, 2004, at the earliest.

You are responsible for making sure that your election or withdrawal forms are delivered to us prior to the expiration date.

We intend to confirm the receipt of your Election Concerning Exchange of Stock Options or Election to Withdraw by date-stamping the completed form and returning it to you within five days.  We recommend that you keep a copy of the date-stamped form.  If you submit your Election Concerning Exchange of Stock Options or Election to Withdraw to us via external mail, we recommend that you use registered mail or overnight courier, or submit your forms to us by personal delivery or by fax.  You should keep your receipt or fax confirmation sheet.

If you elect to participate in the offer, you should consider the tax consequences.

We believe the issuance of the new options is not a taxable event under current U.S. tax law, and you will not recognize any income for U.S. federal income tax purposes at that time; however, you should consult your own tax advisor regarding the tax effect participation in the offer will have on you individually.

It is our intention to grant incentive stock options to the extent permitted by the Internal Revenue Code in replacement of old options which were incentive stock options.  Under tax rules, there is a limit of $100,000 for the amount of an employee’s incentive stock options that can vest in any calendar year.  It is up to you to determine whether or not you exceed this limit.  If you do, some or all of the replacement options that you receive may not qualify as incentive stock options.

Even if you do not elect to participate in the offer, you should consider the tax consequences.

If you hold old stock option grants that are incentive stock options under the U.S. federal tax laws, we do not believe that the offer will affect the tax status of those incentive stock options if you decide not to participate in the offer with respect to those incentive stock options.  However, the U.S. Internal Revenue Service (the “IRS”) may characterize the offer as a “modification” of those incentive stock options, even if you do not tender them in the offer.  A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain.  Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares.  In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as nonstatutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options.  Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year, including the calendar year in which an old option grant is deemed to have been modified and thereby treated as newly granted, cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or, if later, at the time of any deemed modification of that grant.

THE OFFER

1.

ELIGIBLE EMPLOYEES AND ELIGIBLE OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer, as described in this offer to exchange, we are offering to grant new options under the 2000 Stock Option Plan in exchange for eligible options that are properly tendered by eligible employees and directors in accordance with section 3 (and not validly withdrawn) before the “expiration date,” as defined below, and canceled in the offer.  We will not accept partial tenders of an old option grant.  Therefore, if you choose to participate, you must tender each old option grant in full.  This offer is not conditioned upon a minimum number of options being elected for exchange.

“Eligible employees” are all employees of ARI who are actively employed or on an extended leave of absence on the date the offer expires and who began employment on or before April 21, 2003.  “Eligible employees” include officers of ARI.  In addition, directors are eligible to participate in the offer.

“Eligible options” are all currently outstanding options to purchase common shares, whether or not they are vested, held by eligible employees and directors granted under the 1991 Incentive Stock Option Plan of ARI Network Services, Inc., as amended and restated (the “1991 Plan”), the ARI Network Services, Inc. 1993 Director Stock Option Plan, as amended and restated (the “1993 Plan”) or the ARI Network Services, Inc. 2000 Stock Option Plan, as amended (the “2000 Plan,” and collectively, the “option plans”).  Options held by consultants are not eligible options.

The term “expiration date” means 11:00 p.m., central time, on November 19, 2003, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term “expiration date” refers to the latest time and date at which this offer, as so extended, expires.  See Section 15 for a description of our rights to extend, delay, terminate and amend the offer.

If you properly tender eligible options which are canceled in the offer and if you are entitled to receive new options, the number of new options you receive will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2000 Plan:

·

For eligible options granted to employees who are not directors or officers, we will grant new options equal to the number of eligible options canceled in the offer (i.e., we will grant one new option for each eligible option canceled in the offer); and

·

For eligible options granted to directors and officers, we will grant new options equal to two-thirds (2/3) of the number of eligible options canceled in the offer (i.e., we will grant two new options for every three eligible options canceled in the offer).

However, we will not issue any new options exercisable for fractional shares.  Instead, we will round down to the nearest whole number of new options with respect to each option grant of eligible options that are tendered and canceled in the offer.  Each option entitles the eligible employee to purchase one of our common shares in accordance with the terms of the applicable option plan and option agreement.

The exercise price of the new options will be equal to 100% of the fair market value for one of our common shares on the date of grant of the new options, determined as the average of the closing bid and asked prices of our common shares on the date of grant.  Because the new options will be granted at least six months and one day following the date eligible options are canceled (or later in the case of certain employees on an extended leave of absence on that date), we cannot predict the exercise price of the new options.  Accordingly, the new options may have a higher exercise price than some or all of the eligible options that are canceled in the offer.  We recommend that eligible employees obtain current market quotations for our common shares, and consider the fact that our stock price will likely fluctuate between the date your options are canceled and the new option grant date more than six months later, before deciding whether to tender their eligible options.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern time.

The grant date of the new options and the eligibility requirements to receive new options are described in Section 5.

2.

PURPOSE OF THE OFFER.

We granted the eligible options outstanding under the option plans (1) to provide our employees and directors an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and create a stronger incentive for our employees to expend maximum effort for our growth and success, and (2) to encourage our employees and directors to continue their service with us.

Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current fair market value of our common shares.  We understand that, for our stock option program to provide the intended retention and performance incentives for our employees, employees must feel that our options provide them with an opportunity to realize value within a reasonable period of time.  With our volatile stock price, we believe that employees may feel that the opportunity for realizing value is limited with their existing options.  By making this offer to exchange eligible options for new options that will (1) have an exercise price equal to 100% of the fair market value of one of our common shares on the grant date of the new options (determined as the average of the closing bid and asked prices of our common shares on the date of grant), (2) vest in accordance with a shorter vesting schedule than the related eligible options canceled in this offer, and (3) that extend the expiration date of the options to 10 years from the date of grant of the new options, we hope to restore our employees’ confidence in their potential ability to realize value in connection with their employment with us thereby encouraging our employees to remain with ARI and ultimately maximizing shareholder value.

Directors, too, historically have been under-compensated for their efforts, particularly as we have managed to improve our financial condition and liquidity.  Directors are compensated exclusively in stock options for Board service, and the exchange program will more fairly compensate directors for their efforts and encourage directors to continue their hard work.

Neither we nor our board of directors makes any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation.  Note that the new options may have a higher exercise price than some or all of your eligible options.  You are urged to evaluate carefully all of the information in this offer and to consult your own investment and tax advisors.

You must make your own decision whether to tender your eligible options for exchange.

3.

PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

Proper Tender of Eligible Options.  To validly tender your eligible options pursuant to this offer, you must, in accordance with the terms of the Election Concerning Exchange of Stock Options (the “Election Form”) attached to the end of this document, properly complete, sign and deliver to us the Election Form (using the form attached to the end of this document), or a facsimile thereof.  We will only accept delivery of your Election Form by personal delivery, regular external mail, interoffice mail or facsimile.  We CANNOT accept delivery by email.  We must receive your completed and signed Election Form at the following address or fax number:  ARI Network Services, Inc., Attention:  Mary Pierson, 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224 or facsimile:  (414) 973-4619.

If delivery is by external mail, we recommend that you use registered mail with return receipt requested.  You should keep your receipt or fax confirmation sheet.  In all cases, you should allow sufficient time to ensure timely delivery.  Your eligible options will not be considered tendered until we receive them.

If you die before the offer expires, your heirs, personal representative, administrator or other representative of your estate or the person or persons to whom the eligible options pass by will or under the laws of descent or distribution will be entitled to participate in the offer.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of eligible options.  Our determination of these matters will be final and binding on all parties.  We may reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept.  Otherwise, we expect to accept all properly and timely tendered eligible options which are not validly withdrawn.  We may also waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible employee.  No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.  Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 below and our acceptance of your tendered eligible options in accordance with Section 5 below.  Our acceptance for exchange of your eligible options tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

Changing Your Election to Tender Old Options.  To validly change your election regarding your tender of eligible options, you must complete and submit a new Election Form according to the procedures described above.  If you submit a new Election Form that is properly completed and signed prior to the expiration date, it will replace any previously submitted Election Form.  The previously submitted Election Form will then be disregarded.

Deadline for Tendering Old Options.  This is a one-time offer, and we will strictly enforce its expiration time, which we plan will be 11:00 p.m. central time, November 19, 2003, subject only to any extension that we may grant.  Unless you submit a properly completed and executed Election Form to us prior to the expiration time, you will not be able to participate in the offer or change a prior election to participate in the offer.

The timely submission of the Election Form is your responsibility.  We intend to confirm the receipt of your Election Form by date-stamping your completed Election Form and returning it to you within 5 days; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by us.  A confirmation of receipt of your documents is not by itself an acceptance of any old options.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

4.

WITHDRAWAL RIGHTS.

You may only withdraw your tendered eligible options in accordance with the provisions of this Section 4.

You may withdraw your tendered eligible options at any time before the expiration date.  If the offer is extended by us beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer.  In addition, unless we accept your tendered options for exchange before 11:00 p.m., central time, on December 18, 2003, you may withdraw your tendered options at any time after December 18, 2003.

To validly withdraw tendered eligible options, we must receive, at the address set forth in Section 3, the Election to Withdraw (using the form attached to the end of this document), or a facsimile thereof, signed by you, while you still have the right to withdraw the tendered eligible options.  The Election to Withdraw must specify the name of the eligible employee who tendered the eligible options to be withdrawn.  Except as described below, the Election to Withdraw must be signed by the eligible employee who tendered the eligible options to be withdrawn and whose name appears on the option agreement or agreements evidencing such eligible options.

You may not rescind any withdrawal, and eligible options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender your eligible options before the expiration date by following the procedures described in Section 3.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election to Withdraw, nor will anyone incur any liability for failure to give any such notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Elections to Withdraw.  Our determination of these matters will be final and binding.

In the event you die after you tendered your eligible options, but before the expiration date of this offer, we will accept an Election to Withdraw signed by the personal representative of your estate or by your heirs.  We maintain the right, in our sole discretion, to determine the validity of the signature of the personal representative or heirs and his or her or their authority to sign the Election to Withdraw.  We may make reasonable requests to the personal representative or heirs to so determine the authority of such person to sign the Election to Withdraw.

5.

ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date and to notify all eligible employees who have tendered their eligible options of our acceptance.  If we cancel eligible options accepted for exchange on November 19, 2003, you will be granted new options on or after May 20, 2004, subject to the conditions described below.  If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new option grant date is at least six months and one day following the date eligible options are canceled.

To be entitled to the new options after your tendered eligible options have been canceled in the offer, an employee must meet all of the following conditions:

·

You must be continuously and actively employed by ARI or on an extended leave of absence from such employment from the date you tender eligible options for exchange to the date of grant of the new options; and

·	You must be actively employed by ARI on the new option grant date or on an extended leave of absence on the new option grant date; and

Prior to the new option grant date, you must not have:

·	received a notice of involuntary termination from ARI; or

·	elected to retire or entered into an agreement with ARI to retire.

If you are on an extended leave of absence on the new option grant date, you will be entitled to a grant of new options only if you return to active employment with ARI.  In that event, you will receive a grant of new options within sixty (60) days of the date you return to active employment.  An “extended leave of absence” is defined as a leave of absence, authorized by ARI, that lasts for two weeks or more.

In order for a director to be entitled to the new options after the director’s tendered options have been canceled in the offer, the director must continue to be a director to the date of grant of the new options.

If a director becomes an employee or an employee becomes a director, that person is entitled to receive new options, even if the person’s initial status as employee or director had terminated.

Notwithstanding the foregoing, if you properly tender eligible options, and we accept and cancel those eligible options, and you die before the new option grant date, your heirs, personal representative, administrator or other representative of your estate or the person or persons to whom the old options would have passed by will or under the laws of descent or distribution had you still held them at the time of your death will be entitled to a grant of new options on the new option grant date.

If you do not meet all of the conditions listed above, you will not receive any new options in exchange for your tendered eligible options that have been accepted and canceled in the exchange.  You will also not receive any other consideration or payment under such circumstances for the options tendered.

For purposes of this offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn, if and when we give oral or written notice, generally or individually, to eligible employees of our acceptance for exchange of such eligible options, which may be by press release, email or interoffice mail.  Our confirmation of receipt of the Election Concerning Exchange of Stock Options form does not alone constitute our acceptance of tendered options.  Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that are not validly withdrawn.

6.

CONDITIONS OF THE OFFER.

We will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to notification requirements under the Securities Exchange Act of 1934, as amended, if at any time before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel eligible options tendered for exchange:

(a)

any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered options pursuant to this offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of ARI, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the benefits that we believe we will receive from the offer;

(b)

any action is threatened, pending or taken, or any approval, exemption or consent is withheld, withdrawn or provided subject to conditions, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal or any consent, approval, exemption or exemption order required to be obtained from any government or governmental, regulatory or administrative agency, authority or tribunal is not obtained, is withdrawn or is subject to conditions, in any such case that, in our reasonable judgment, would or might directly or indirectly:

(1)

make the acceptance for exchange of, or issuance of new options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(2)

delay or restrict our ability, or render us unable, to accept for exchange, or grant or issue new options for, some or all of the tendered eligible options;

(3)

materially impair the benefits that we believe we will receive from the offer;

(4)

require that we obtain shareholder approval of the offer; or

(5)

materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)

any change, development, clarification or position taken in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the grant of the new options either at the time or grant or for the duration of the option;

(d)

a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or

(e)

any change or changes or proposed change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or share ownership that, in our reasonable judgment, is or may be material to us or materially impairs or impacts or may materially impair or impact the benefits that we believe we will receive from the offer.

The conditions to the offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date.  We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.

PRICE RANGE OF OUR COMMON STOCK.

Our common shares are traded on the Nasdaq Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “ARIS.OB.”  The following table shows, for the fiscal quarters indicated, the high and low closing sales price per common share as reported by the OTCBB at the times indicated.

Fiscal Year Ended July 31, 2002	High	Low
October 31, 2001	$0.32	$0.18
January 31, 2002	$1.00	$0.20
April 30, 2002	$0.80	$0.31
July 31, 2002	$0.51	$0.30

Fiscal Year Ended July 31, 2003
October 31, 2002	$0.34	$0.21
January 31, 2003	$0.38	$0.21
April 30, 2003	$0.43	$0.15
July 31, 2003	$0.52	$0.35

Fiscal Year Ended July 31, 2004
October 31, 2003 (through October 17, 2003)	$0.85	$0.37

As of October 17, 2003, the last reported sale price of our common shares, as reported on OTCBB was $0.80 per share, and the closing bid and asked prices were $0.72 and $0.83 per share, respectively.  We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options.

8.

SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration.  We will issue new options under the 2000 Stock Option Plan in exchange for eligible options properly tendered and canceled in the offer by us, subject to the terms set forth in the offer.

The number of new options granted in exchange for eligible options that are accepted for exchange and canceled in the offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable option plan:

·

For eligible options granted to employees who are not directors or officers, we will grant new options equal to the number of eligible options canceled in the offer (i.e., we will grant one new option for every eligible option canceled in the offer); and

·

For eligible options granted to directors and officers, we will grant new options equal to two-thirds (2/3) of the number of eligible options canceled in the offer (i.e., we will grant two new options for every three eligible options canceled in the offer).

However, we will not issue any new options exercisable for fractional shares.  Instead, we will round down to the nearest whole number of new options with respect to each grant of eligible options tendered and canceled in the offer.  Each option entitles the eligible employee to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant.

General Terms of New Options.  The new options will be issued under the 2000 Stock Option Plan pursuant to a new option agreement between us and you evidencing all new options granted pursuant to this offer.  The specific terms of the new options will be provided in the new option agreement between us and you.  The following is only a summary of the general terms of the new options.

Price.  The exercise price of the new options will be equal to 100% of the fair market value for one of our common shares on the date of grant of the new options, determined by the average of the closing bid and asked prices of our common shares on the date of grant.  Because the new options will be granted at least six months and one day following the date eligible options are canceled (or later in the case of certain employees on an extended leave of absence on that date), we cannot predict the exercise price of the new options.  Accordingly, the new options may have a higher exercise price than some or all of your eligible options that are canceled in the offer.  We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options.  See Section 7 for information concerning our stock price during the past two years.

Vesting.  The new options will vest as to 50% of the options on the date of grant and 25% on each of July 31, 2005 and July 31, 2006.

Term.  The new options will have a term of ten years from the date of grant of the new options.  However, as with the canceled eligible options, the new options are subject to earlier termination in the event of a termination of the eligible employee’s employment.  All of the new options will remain exercisable for 90 days following a termination of service (other than termination for cause) or one year in the event of termination of service due to disability or death.  In the event of termination for cause, the option will terminate immediately.

ISOs or NSOs.  A new option will be an incentive stock option (“ISO”), to the extent permitted by the Internal Revenue Code, if the canceled option was originally an ISO.  A new option will be a nonqualified stock option (“NSO”) if the canceled option was originally an NSO.

The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

Description of Option Plans and New Options.  The following description of the 2000 Stock Option Plan and the new options is only a summary, and may not be complete.  For complete information please refer to the copy of the 2000 Plan that has been filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO.  You may also contact us at:  ARI Network Services, Inc., Attention:  Mary Pierson, 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224; telephone:  (414) 973-4522; facsimile:  (414) 973-4619; email:  pierson@arinet.com to request copies of the 2000 Plan, prospectus or the form of the new option agreement, which will be provided at our expense.

The following description summarizes the material terms of the 2000 Plan and the new options to be granted under the 2000 Plan.

All directors, employees, or consultants who provide services to ARI (the “Participants”) are eligible to receive options to purchase common stock under the 2000 Plan.  At October 17, 2003, approximately 83 persons were eligible.  The 2000 Plan is designed to provide additional incentive compensation to Participants and provide them with an opportunity to acquire an equity interest in ARI.  The 2000 Plan is also designed to attract and retain ARI’s non-employee directors.

The 2000 Plan is administered by a Compensation Committee appointed by the Board of Directors.  Messrs. Gordon Bridge and Ted Feierstein are the current members of the Compensation Committee.  Subject to the provisions of the 2000 Plan, the Compensation Committee has the authority to determine the exercise prices applicable to the options, the eligible participants to whom and the time or times at which options shall be granted, the number of shares of common stock subject to each option, and the extent to which options may be exercisable in installments.  The Compensation Committee also has authority to interpret the 2000 Plan, and to prescribe, amend and rescind the rules and regulations pertaining to the 2000 Plan.

Options granted under the 2000 Plan may be either (i) options granted to qualifying employees which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) non-qualified stock options which may be granted to all Participants.

Under the 2000 Plan, no Participant may be granted options for more than 500,000 shares during any one-year period.  The aggregate number of shares of common stock that may be issued under the 2000 Plan may not exceed 1,450,000.  The number of shares reserved under the plan and for which awards may be granted to a Participant may be adjusted, as determined by the Compensation Committee, in the event of certain changes due to a recapitalization, reclassification, merger, spin-off, stock split, stock dividend, or other increase or decrease.  No stock options may be granted under the 2000 Plan after December 13, 2010.

Any incentive stock option that is granted under the 2000 Plan must be granted at a price no less than the fair market value of the common stock on the date of grant (or no less than 110% of the fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of ARI or of a subsidiary or parent of ARI).  Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which may be less than the fair market value of the common stock on the date of grant.  At October 17, 2003, the average of the closing bid and asked prices of ARI’s common stock was $0.775 per share.

Each option granted under the 2000 Plan is exercisable for a period not to exceed 10 years from the date of grant (or five years in the case of a holder of more than 10% of the total combined power of all classes of stock of ARI or of a subsidiary or parent of ARI) and shall lapse upon the expiration of the period, or earlier upon termination of the recipient’s employment or service with ARI or as determined by the Compensation Committee.  The Compensation Committee shall determine the period of time during which an option may be exercised following termination of employment or service due to death or disability, or following termination of employment or service due to retirement.  The specific terms are set forth in the form of option agreement.

The Board of Directors of ARI may amend the 2000 Plan at any time, except if shareholder approval is required under tax, securities or any other applicable law.  However, the Board may not make an amendment that has an adverse effect on the rights of any Participant or beneficiary of any award granted under the 2000 Plan without written consent to the amendment by the affected Participant.

Adjustments Upon Certain Events before the New Option Grant Date.  If we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer.  However, the type of security and the number of shares or other consideration covered by each new option would be adjusted based on the consideration per share to holders of options to acquire our common shares that are outstanding at the time of the acquisition.  As a result, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option of no acquisition had occurred.

The new options for the purchase of an acquiror’s stock will have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date.  If the acquiror’s stock was not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination.  If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

Regardless of any such merger or acquisition, the new option grant date will be the first business day that is at least six months and one day after the cancellation date, at the earliest.  Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition.  If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but prior to the new option grant date, you will not be able to exercise your option to purchase ARI common stock prior to the effective date of the merger or acquisition.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares.  Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger, consolidation or acquisition.  The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of ARI would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options.  This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate.  In addition, your new options may be exercisable for stock of the acquiror, not ARI common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger, consolidation or acquisition and sell their ARI common stock before the effective date.

For example, if an acquiring company acquires (or merges with) ARI after the expiration date (i.e., after your old options have been tendered and canceled) but before the new option grant date, the acquiring company will be obligated to grant new options under the terms as provided in this offer.  Depending on the terms of the transaction, you may not receive options to purchase ARI common stock, but may receive options to purchase the common stock of the acquiring company.  The new options may have an exercise price of the fair market value of the acquiring company’s common stock on the new option grant date, rather than that of ARI’s common stock.  It could be expected that our stock price would go up as a result of the acquisition.  However, your options would not receive any value from the increase in our stock price because you had already tendered your options and we had already cancelled your options.

If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

9.

INFORMATION CONCERNING ARI.

We are a Wisconsin corporation with our principal executive offices located at 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224, where the telephone number is (414) 973-4300.  Our Internet address on the worldwide web is http://www.arinet.com.  Information contained on our website does not constitute a part of this offer to exchange.  For additional information regarding ARI, we recommend that you also review the materials which we have filed with the SEC and have listed in Section 17.

Except as otherwise disclosed in this offer to exchange or in our SEC filings, we presently have no plans, proposals or negotiations of a type that are required to be disclosed in this offer to exchange under applicable securities laws.

10.

INTERESTS OF DIRECTORS AND OFFICERS.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A.  As of October 15, 2003, our executive officers and directors as a group held options outstanding under the eligible option plans to purchase a total of 845,911 shares of our common stock, of which approximately 441,485 shares have an exercise price of $1.00 or more.  We expect that our executive officers and directors will participate in this offer, and they will receive two options for every three options exchanged.

Please see Schedule A attached to this Offer to Exchange for information regarding the amount of our securities beneficially owned by our executive officers and directors as of October 15, 2003.

11.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS AND OUR COMMON SHARES.

On August 8, 2003, we purchased from WITECH Corporation 1,025,308 shares of common stock, a warrant to purchase 30,000 shares of common stock at $0.24 per share, and 20,350 shares of Series A preferred stock in exchange for $200,000 in cash and a four-year note for $800,000 bearing interest at the rate of prime plus 2%.

On April 24, 2003, we restructured convertible and subordinated notes and warrants and investment options to purchase 1,400,000 shares of our common stock at a price of $6.00 per share.  In exchange for those notes and warrants, we issued to a group of investors headed by Taglich Brothers, Inc., in aggregate, $500,000 in cash, new unsecured notes in the amount of $3.9 million and new warrants for 250,000 common shares, exercisable at $1.00 per share.  In addition, the investors transferred to ARI their rights and claims against the original holders of those instruments for illegally transferring such instruments.  The interest rate on the new unsecured notes is prime plus 2%.  The new unsecured notes are payable in $200,000 quarterly installments commencing March 31, 2004 through December 31, 2005 and $300,000 quarterly installments commencing March 31, 2006 until paid in full.

12.

STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Many of our eligible employees and directors hold options with exercise prices significantly higher than the current fair market value of our common shares.  We believe it is in our best interest to offer these eligible employees and directors an opportunity to more effectively participate in the potential growth in our stock price.  We could accomplish this goal by repricing existing options, which would enable eligible employees to immediately receive new options with an exercise price equal to our current market price, determined under the terms of the option plans.  However, if we repriced existing options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements relating to the repriced options which would reduce or increase our reported earnings for each fiscal quarter that the repriced options remained outstanding.  This could have an ongoing negative impact on our stock price performance in the future.  It would also increase the workload of our accounting staff significantly by requiring them to track every option grant every quarter to determine which option grants result in a charge against earnings.

We believe that we can avoid the accounting consequence described above, and the workload it involves, because:

·

we will not grant any new options to eligible employees and directors who tender their eligible options in the offer until a day that is no sooner than six months and one day after the date we cancel eligible options tendered for exchange;

·

the exercise price of all new options will equal the fair market value of our common shares on the future date we grant the new options, determined as the average of the closing bid and asked prices of our common shares on the date of grant; and

·

we will not grant any other options to an eligible employee or director who tenders eligible options in the offer that are canceled in the exchange until after the date on which we grant the new options.

Accounting standards in this area may change.  If they change and such change would subject us to variable or other accounting compensation charges, we may modify the offer as necessary to ensure the intended accounting treatment or, if we cannot appropriately modify the program, we may not commence the program or may terminate the program.  If the change occurs after the completion of the offer, we will have to comply with the changed variable accounting treatment, which could require us to recognize expenses in connection with the issuance of the new option grants and expend additional resources to track.

Eligible options we accept for exchange and acquire pursuant to this offer will be canceled.  Options that were originally granted under the 2000 Stock Option Plan will be returned to the pool of options available for future option grants under that plan.  To the extent such options are not granted in connection with this offer, the options will be available for future grants to employees and other eligible plan participants without further shareholder action, except as may be required by applicable law or the rules of Nasdaq or any other stock exchange on which our common shares are then quoted or listed.  Options that were originally granted under the 1991 Plan or 1993 Plan cannot be reissued.

13.

LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options to eligible employees as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us.  We are unable to predict whether we may determine that we are required to delay the acceptance of eligible options for exchange pending the outcome of any such matter.  We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.  Our obligation under the offer to accept any tendered eligible options for exchange is subject to conditions, including the conditions described in Section 6.

14.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the tender and exchange of options pursuant to the offer and the issuance of the new option grants.  This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it applicable in all respects to all categories of option holders.

Cancellation of Options.  If you tender old option grants that we cancel in the offer, we believe there will be no resulting tax consequence to you for U.S. federal income tax purposes.

Tender of Old Option Grants for New Option Grants.  If you exchange old option grants for new option grants that we issue more than six months and a day after the cancellation date of your old option grants, regardless of whether the old option grants are incentive stock options or nonstatutory options, we believe you will not recognize any income for U.S. federal income tax purposes at the time of the exchange, and you can treat the exchange as a non-taxable exchange.

Effect on Incentive Stock Options Not Tendered.  If you hold old stock option grants that are incentive stock options under the U.S. federal tax laws, we do not believe that the offer will affect the tax status of those incentive stock options if you decide not to participate in the offer with respect to those incentive stock options.  However, the U.S. Internal Revenue Service (the “IRS”) may characterize the offer as a “modification” of those incentive stock options, even if you do not tender them in the offer.  A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain.  Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares.  In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as nonstatutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options.  Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year, including the calendar year in which an old option grant is deemed to have been modified and thereby treated as newly granted, cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or, if later, at the time of any deemed modification of that grant.

Tax Consequences of New Options.  The grant and exercise of options issued pursuant to the 2000 Plan should cause the federal income tax consequences to you and us described below.

Incentive Stock Options.  Incentive stock options under the 2000 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under Section 422 of the Code.  Incentive stock options generally have the following tax consequences.

·

There are generally no federal income tax consequences to you or us by reason of the grant or exercise of an incentive stock option.  However, the exercise of an incentive stock option may increase the your alternative minimum tax liability if any and, to the extent that any incentive stock option is exercisable during any calendar year with respect to shares having, as of the grant date, a fair market value exceeding $100,000, such excess will be treated as a non-qualified stock option.

·

If you hold stock through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to you upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if you dispose of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), at the time of disposition of the option, you will realize taxable ordinary income equal to the lesser of (i) the excess of the fair market value on the date of exercise over the exercise price, or (ii) your actual gain, if any, on the purchase and sale. Your additional gain or any loss upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term, depending on whether the stock was held more than one year.

·

Upon exercise of an incentive stock option, the excess of the stock’s fair market value on the date of exercise over the option exercise price will constitute an adjustment in calculating your alternative minimum tax, if any.

·

To the extent you recognize ordinary income by reason of a disqualifying disposition, we will be entitled to a corresponding compensation expense deduction in the tax year in which the disposition occurs.

Non-Qualified Stock Options.  At the time any non-qualified option is granted, you will not recognize any taxable income and we will not be entitled to any deduction.  When you exercise a non-qualified option, you will generally recognize ordinary income in an amount equal to the excess of the fair market value of the common shares received on the date of exercise over the option exercise price.  We will be entitled to a deduction in an amount equal to the income recognized by you.  The basis of the common shares received upon the exercise of a non-qualified option will be the exercise price paid plus the amount recognized by you as taxable income attributable to such shares as a result of the exercise.

When you sell stock acquired by the exercise of a non-qualified option, the difference between the amount received and the adjusted tax basis of the stock will be capital gain or loss if such shares constitute a capital asset for you.  The compensation deduction by us upon exercise of non-qualified options by the CEO or any of the other four most highly compensated executive officers may be limited by Section 162(m) of the Code, which limits the deductibility of compensation in any one year to $1,000,000 unless the excess compensation is “performance-based.”

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.  WE ARE NOT RESPONSIBLE FOR ANY FEES OR EXPENSES INCURRED BY YOU FOR CONSULTING YOUR OWN TAX ADVISOR.

IF YOU CHOOSE NOT TO EXCHANGE ANY OF YOUR OLD OPTION GRANTS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES APPLICABLE TO THE EXERCISE OF THE OLD OPTION GRANTS YOU DO NOT EXCHANGE AND TO THE SUBSEQUENT SALE OF THE COMMON STOCK PURCHASED UNDER THOSE GRANTS.

15.

EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may, from time to time, extend the period of time during which this offer is open and delay accepting any eligible options tendered to us by announcing the extension and giving oral or written notice of the extension to eligible employees and making an announcement thereof. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new options are granted more than six months following the date tendered eligible options are canceled.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to eligible employees and making an announcement thereof.  Our reservation of the right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the eligible options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to eligible employees or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by an announcement of the amendment.  In the case of an extension, the amendment must be issued no later than 8:00 a.m., central time, on the next business day after the last previously scheduled or announced expiration date.  Any announcement made pursuant to the offer will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release through our normal channels.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer.  Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information.  If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

·	we increase or decrease the amount of consideration offered for the options;

·	we decrease the number of options eligible to be elected for exchange in the offer; or

·

we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the work immediately prior to the increase.

We will extend the offer in the case of one of the changes listed above if the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

16.

FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

17.

ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer.  This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your eligible options:

(a)

Our Annual Report on Form 10-K for the year ended July 31, 2002;

(b)

Our Quarterly Reports on Form l0-Q for the quarters ended October 31, 2002, January 31, 2003 and April 30, 2003;

(c)

The description of our common shares contained in our registration statement on Form 8-A, filed on October 22, 1991, including all amendments or reports updating this description; and

(d)

Our Reports on Form 8-K, dated April 28, 2003, June 6, 2003, August 8, 2003 and August 14, 2003.

We hereby incorporate by reference the financial information included in our annual report on Form 10-K for the fiscal year ended July 31, 2002 and our quarterly report on Form 10-Q for the quarter ended April 30, 2003.  We hereby incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the expiration date of our offer.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.

175 W. Jackson Boulevard

Room 1024

Suite 900

Washington, D.C. 20549

Chicago, Illinois 60604

These filings may also be viewed at the SEC’s website at http://www.sec.gov.

You may obtain information on the operation of the public reference rooms by calling the SEC at l-800-SEC-0330 or by viewing the SEC’s website.

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Requests should be made between the hours of 9:00 a.m. and 5:00 p.m., central time by writing to ARI Network Services, Inc., Attention:  Mary Pierson, 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224, by calling (414) 973-4522; by facsimile at (414) 973-4619; or by email at pierson@arinet.com.  As you read the documents listed in Section 17, you may find some inconsistencies in information from one document to another.  Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.  The information contained in this offer to exchange about ARI should be read together with the information contained in the documents to which we have referred you.

18.

FORWARD LOOKING STATEMENTS.

Statements in this offer to exchange and the SEC reports referred to above are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as “believes,” “anticipates,” “expects” or words of similar meaning.  Forward-looking statements also include statements relating to ARI’s future performance, such as future prospects, revenues, profits, stock prices and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under “Forward-Looking Statements Disclosure” in Exhibit 99.1 of ARI’s annual report on Form 10-K for fiscal year ended July 31, 2002 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and ARI undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to ARI’s filings with the Securities and Exchange Commission.

19.

MISCELLANEOUS.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the eligible employees residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer.  You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related acceptance letter.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

ARI NETWORK SERVICES, INC.

SCHEDULE A

INFORMATION CONCERNING

THE DIRECTORS AND EXECUTIVE OFFICERS

OF ARI NETWORK SERVICES, INC.

The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each person known by ARI to beneficially own 10% or more of the Common Stock, by each director of ARI, by certain executive officers of ARI, and by all directors and executive officers of ARI as a group as of October 15, 2003.

NAME OF BENEFICIAL OWNERS	BENEFICIAL OWNERSHIP OF STOCK OPTIONS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON STOCK	PERCENT OF OUTSTANDING SHARES

Briggs & Stratton Corporation 12301 West Wirth Street Milwaukee, WI 53201	-0-	840,000	14.7%

John C. Bray	107,750	6,572	2.0%

Gordon J. Bridge	72,416	14,500	1.5%

Brian E. Dearing	105,750	131,685	4.1%

Ted C. Feierstein	40,439	--	*

Jeff Horn	23,750	10,471	*

Michael E. McGurk	83,125	11,676	1.6%

Timothy Sherlock	25,000	--	*

Frederic G. Tillman	61,250	10,242	1.2%

Richard W. Weening (1)	31,605	136,337	2.9%

All executive officers and directors as a group (9 persons)	551,085	321,483	13.9%

*  Less than 1%

(1)

Mr. Weening’s total also includes 50,677 shares held by Quaestus Management Corp. (“QMC”), 85,000 shares held by RPI Holdings, Inc. (“RPI”), 535 shares held by Tenancy in Common with a third party and 125 shares held by his spouse.  Mr. Weening disclaims any beneficial ownership in the shares held by third parties in excess of his pecuniary interest.

Exhibit 1

(Page 1 of 2)

ARI NETWORK SERVICES, INC.

ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS

(INSTRUCTIONS AT BOTTOM OF FORM)

Name of Optionee: _________________________

I have received the Offer to Exchange All Outstanding Option Grants for New Option Grants to be Issued No Sooner than May 20, 2004, dated October 22, 2003.  I acknowledge that the terms of this Election Concerning Exchange of Stock Options form and the Offer to Exchange All Outstanding Option Grants for New Option Grants to be Issued No Sooner than May 20, 2004, dated October 22, 2003 constitute the entire agreement between ARI and me regarding the offer.

I understand that I may elect to cancel any or all options that were granted to me under the 1991 Stock Option Plan of ARI Network Services, Inc., the ARI Network Services, Inc. 1993 Director Stock Option Plan and the ARI Network Services, Inc. 2000 Stock Option Plan (the “2000 Plan,” and collectively, the “Plans”).  In return, ARI will grant me the same number of new options on the date of the first meeting of the compensation committee of the ARI board of directors held more than six months and one day after the date ARI cancels the options accepted for exchange, which will be on or after May 20, 2004 (the “new option grant date”), provided that I am still employed by ARI on that date, unless I am an executive officer or director of ARI, in which case ARI will grant me two new options for every three original options canceled in this offer.  However, ARI will not issue any new options for fractional shares but instead will round down to the nearest whole number of new options with respect to the number of options accepted for exchange.  The exercise price of the new options will be equal to the average of closing bid and asked prices of ARI common stock on the new option grant date.  I understand that all shares subject to a single grant must be retained or exchanged and that ARI will not accept an election to exchange part of the shares subject to a single grant.

I understand that the new options for employees will be incentive stock options (ISOs) to the extent permitted by the Internal Revenue Code, if the canceled option was originally an ISO, except that the $100,000 IRS limit will be re-measured as of the new option grant date; or will be nonstatutory stock options (NSOs), if the canceled option was originally a NSO.  The new options for directors will be NSOs.

I understand that in general the new option will vest as to 50% of the option shares on the new option grant date and 25% on each of July 31, 2005 and July 31, 2006.

I understand that the new options will subject to the terms of the 2000 Plan.

I also understand that I will not be eligible to receive any other options until the new option grant date.

I recognize that, under certain circumstances set forth in the Offer to Exchange, ARI may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange.  In any such event, I understand that the options elected for exchange but not accepted will remain in effect without change.

I represent and warrant that I have full power and authority to tender the original options and that the original options are free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer of the options.

Exhibit 1

(Page 2 of 2)

ARI NETWORK SERVICES, INC.

ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS

(INSTRUCTIONS AT BOTTOM OF FORM)

ARI has advised me to consult with my own advisors (including my own tax advisors) as to the consequences of participating or not participating in the Offer.

I have reviewed the list of my options that ARI made available to me.  I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on or after November 19, 2003 if accepted for exchange.  I acknowledge that this election is entirely voluntary.

I hereby agree to all of the terms and conditions as they appear in the Offer to Exchange Outstanding Option Grants for New Option Grants to be Issued No Sooner than May 20, 2004, dated October 22, 2003 and this Election Concerning Exchange of Stock Options.  I understand that by signing below, I am entering into a binding agreement with ARI that shall also be binding on my heirs, personal representatives, successors and assigns.

I hereby elect to cancel the following options granted to me (please list only those options that you want to cancel):

1.  Option Granted on

2.  Option Granted on

3.  Option Granted on

4.  Option Granted on

5.  Option Granted on

6.  Option Granted on

7.  Option Granted on

8.  Option Granted on

__________________, 2003

Date

____________________________________________

Optionee’s Signature

/    /

I am an executive officer or director.

Participation Instructions:

1.  Complete this form, sign it, and fax it to Mary Pierson at (414) 973-4619 or deliver it to Mary Pierson, ARI Network Services, Inc., 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224 as soon as possible, but in any event before 11:00 p.m., central time, on November 19, 2003.

2.  Ensure that you receive confirmation of receipt from ARI within five business days.  Eligible employees and directors who return forms after November 14, 2003 may not receive timely confirmation.

Exhibit 2

(Page 1 of 2)

ARI NETWORK SERVICES, INC.

ELECTION TO WITHDRAW

Name of Optionee:  ______________________

I have received the Offer to Exchange All Outstanding Option Grants for New Option Grants to be Issued No Sooner than May 20, 2004, dated October 22, 2003.  I have also received and completed the Election Concerning Exchange of Stock Options form.  I acknowledge that the terms of the Offer to Exchange All Outstanding Option Grants for New Option Grants to be Issued No Sooner than May 20, 2004, dated October 22, 2003, the Election Concerning Exchange of Stock Options form and this Election to Withdraw (collectively, the “Offer Documents”) constitute the entire agreement between ARI and me regarding the offer.

I acknowledge that I have received and read the Offer Documents, that I have previously signed and returned my Election Concerning Exchange of Stock Options form, in which I elected to participate in the offer, and that I have decided to reject participation in the offer with respect to the option grants listed below.

I understand that I am withdrawing my acceptance of the offer to exchange with respect to the option grants listed below.

I understand that I will not receive new option grants pursuant to the offer with respect to the option grants listed below and I will keep those old option grants that I previously tendered and are listed below, which will continue to be governed by the stock option plan under which they were granted and by the existing stock option agreements between ARI and me.  The price and the vesting schedule of the original options will remain the same as a result of my completing this Election to Withdraw.

ARI has advised me to consult with my own advisors (including my own tax advisors) as to the consequences of participating or not participating in the Offer.

I understand that I may change this decision to withdraw from the offer, and once again elect to participate in the offer, only by submitting to ARI a properly completed and executed Election Concerning Exchange of Stock Options form on or before 11:00 p.m., central time, on November 19, 2003.

I hereby withdraw my election to exchange the following options (please list only those options that you no longer want to cancel):

1.  Option Granted on

2.  Option Granted on

3.  Option Granted on

4.  Option Granted on

5.  Option Granted on

6.  Option Granted on

7.  Option Granted on

8.  Option Granted on

Exhibit 2

(Page 2 of 2)

ARI NETWORK SERVICES, INC.

ELECTION TO WITHDRAW

__________________, 2003

Date

____________________________________________

Optionee’s Signature

Participation Instructions:

1.

Complete this form, sign it, and fax it to Mary Pierson at (414) 973-4619 or deliver it to Mary Pierson, ARI Network Services, Inc., 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224 as soon as possible, but in any event before 11:00 p.m., central time, on November 19, 2003.

2.

Ensure that you receive confirmation of receipt from ARI within five business days.

Eligible employees and directors who return forms after November 14, 2003 may not receive timely confirmation.